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                                                                      Exhibit 21

              CONSOLIDATED WATER CO. LTD. AND SUBSIDIARY COMPANIES

                         SUBSIDIARIES OF THE REGISTRANT

         The following list includes all of the Registrant's wholly-owned subsidiaries as of December 31, 2003. All subsidiaries of the Registrant appearing in the following table are included in the consolidated financial statements of the Registrant.

Name of Subsidiary                             Jurisdiction of Incorporation
------------------                             -----------------------------
Belize Water Limited                           Belize
Cayman Water Company Limited                   Cayman Islands
DesalCo Limited                                Cayman Islands
DesalCo (Barbados) Ltd.                        Barbados
Ocean Conversion (Cayman) Limited              Cayman Islands
Waterfields Company Limited                    Commonwealth of the Bahamas